Exhibit 99.1

Coach, Inc. Reports Fiscal 2017 First Quarter Results; Drives Double-Digit Earnings Growth

  First Quarter Net Sales Increased 1% Over Prior Year Despite North America Wholesale Strategic Repositioning
  Coach Brand North America Comparable Store Sales Increased 2% in the First Quarter
  First Quarter GAAP EPS was $0.42 Versus $0.35 a Year Ago, Up 20%; Non-GAAP EPS was $0.45 Versus $0.41 a Year Ago, Up 10%
  Maintains Fiscal 2017 Guidance

NEW YORK--(BUSINESS WIRE)--November 1, 2016--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today reported first quarter results for the period ended October 1, 2016.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are pleased with our performance in the quarter, highlighted by continued positive comparable store sales in North America and growth internationally. We remained focused on elevating the perception of the Coach brand through compelling product, differentiated store environments and emotional marketing. At the same time, we implemented the strategic actions necessary to reposition the brand and streamline our distribution in the promotional North American department store channel. Despite this deliberate pullback, we achieved growth across key financials, including sales, gross profit and operating income, as well as double-digit earnings growth.”

Overview of First Quarter 2017 Consolidated, Coach, Inc. Results:

  Net sales totaled $1.04 billion for the first fiscal quarter, an increase of 1% on a reported basis and a decrease of 1% on a constant currency basis, including approximately 150 basis points of pressure related to the Company’s strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel through a reduction in promotional events and door closures.
  Gross profit totaled $715 million on both a reported and non-GAAP basis, an increase of 3% on a reported basis and non-GAAP basis. Gross margin for the quarter was 68.9% on both a reported and non-GAAP basis compared to 67.6% in the prior year on a reported basis and 67.7% on non-GAAP basis.
  SG&A expenses totaled $549 million on a reported basis, a decrease of 1%, and represented 52.9% of sales compared to 53.9% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $538 million, an increase of 1%, or 51.9% of sales as compared to 51.7% in the year ago period.
  Operating income for the quarter on a reported basis totaled $166 million, an increase of 17%, while operating margin was 16.0% versus 13.7%. On a non-GAAP basis, operating income was $177 million, an increase of 7%, while operating margin was 17.0% versus 16.0%.
  Net interest expense was $6 million in the quarter as compared to $7 million in the year ago period.
  Net income for the quarter on a reported basis totaled $117 million, with earnings per diluted share of $0.42. This compared to reported net income in the first quarter of FY16 of $96 million with earnings per diluted share of $0.35. On a non-GAAP basis, net income for the quarter totaled $126 million compared to $113 million a year ago, with earnings per diluted share of $0.45, up 10% versus prior year.
  Inventory was $547 million at the end of quarter versus ending inventory of $575 million in the year ago period, a decrease of 5%.

Coach Brand First Quarter of 2017 Results:

  Net sales for the Coach brand totaled $950 million for the first fiscal quarter, an increase of 1% on a reported basis and a decrease of 1% on a constant currency basis. As expected, the strategic actions in the North America wholesale channel impacted sales by about 150 basis points.

First fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American Coach brand sales decreased 3% on both a reported and constant currency basis to $545 million versus $561 million last year. North American direct sales were flat on a dollar basis for the quarter. Total North American bricks and mortar comparable store sales rose approximately 4%, while aggregate North American comparable store sales increased approximately 2%, including the negative impact of e-commerce driven by a further decline in the Company’s eOutlet flash sale business. As planned, sales at North American department stores declined approximately 30% on both a POS and net sales basis.
  International Coach brand sales rose 7% to $395 million on a reported basis from $369 million last year and 3% on a constant currency basis. Greater China sales were approximately even with prior year in dollars and increased 5% on a constant currency basis driven by double-digit growth and positive comparable store sales on the Mainland offset by continued weakness in Hong Kong and Macau. In Japan, sales rose 11% in dollars and decreased 7% in constant currency impacted by a decline in Chinese tourist spend, lapping last year’s dramatic increase. Sales for the remaining directly-operated businesses in Asia rose low-single digits in dollars and constant currency, while Europe remained strong, growing at a double-digit pace. At POS, sales in international wholesale locations increased modestly, driven by strong domestic performance offset in part by relatively weaker tourist location results. Net sales into the channel also increased from prior year.
  Gross profit for the Coach brand totaled $664 million, an increase of 3% on a reported and non-GAAP basis. Gross margin for the quarter was 69.8%, including approximately 40 basis points of pressure from currency, as compared to 68.6% in the prior year period.
  SG&A expenses totaled $503 million for the Coach brand on a reported basis, down 2% versus prior year, and represented 52.9% of sales compared to 54.4% of sales in the prior year’s first quarter. On a non-GAAP basis, SG&A expenses were $493 million, a decrease of 1%, and represented 51.9% of sales versus 52.7% in the year ago period.
  Operating income for the Coach brand on a reported basis was $161 million, up 20%, while operating margin was 16.9% compared to operating margin of 14.2% a year ago. On a non-GAAP basis, operating income was $170 million, an increase of 13%, while operating margin was 17.9% compared to operating margin of 15.9% on a non-GAAP basis a year ago.

Stuart Weitzman First Quarter of 2017 Results:

  Net sales for the Stuart Weitzman brand totaled $88 million for the first fiscal quarter compared to $87 million reported in the same period of the prior year impacted by wholesale shipment timing within the fiscal year.
  Gross profit for the Stuart Weitzman brand totaled $51 million on a reported basis and $52 million on non-GAAP basis, an increase of 3% and 2% versus prior year, respectively. Gross margin for the quarter was 58.4% compared to 56.8% in the prior year on a reported basis. On a non-GAAP basis, gross margin was 58.9% compared to 57.8% a year ago.
  SG&A expenses for the Stuart Weitzman brand were $46 million on a reported basis, compared to $42 million in the prior year, and represented 52.5% of sales compared to 48.0% of sales in the prior year’s first quarter. On a non-GAAP basis, SG&A expenses were $45 million compared to $36 million in the prior year due to an increase in store occupancy costs and the timing of marketing expenses, as well as the Company’s strategic investments in team and infrastructure. As a percentage of sales, SG&A was 51.4% compared to 40.6% of sales a year ago.
  Operating income for the Stuart Weitzman brand was $5 million or 5.8% of sales as reported compared to $8 million or 8.8% of sales in the prior year’s first quarter. On a non-GAAP basis, operating income was $7 million or 7.5% of sales versus $15 million or 17.2% of sales in the prior year.

Mr. Luis continued, “At Stuart Weitzman, we’re making the key investments in management and creative talent, as well as infrastructure to support long-term, multi-category growth. We’re driving global awareness and brand relevance, gaining traction with the millennial consumer. Importantly, we continue to expect Stuart Weitzman’s sales to increase at a double-digit pace this fiscal year.”

During the first quarter of FY17, the company recorded the following charges under its previously announced actions:

  Operational Efficiency Plan: charges of approximately $7 million, primarily related to organizational efficiency costs.
  Acquisition-Related Costs: charges of approximately $4 million associated with the acquisition of Stuart Weitzman (which primarily includes charges attributable to contingent payments and integration-related activities).

These actions taken together increased the Company’s SG&A expenses by about $10 million and cost of sales by about $1 million, negatively impacting net income by $9 million after tax or about $0.03 per diluted share in the first quarter.

Mr. Luis added, “Our solid first quarter results, despite the volatile environment and global macroeconomic headwinds, reflect the continued progress we are making in our transformation and pursuing our vision of modern luxury. Our performance gives us confidence in the upcoming holiday season and the long-term prospects for Coach, Inc. driven by the strength of our brands and the talent of our teams.”

Fiscal Year 2017 Outlook:

The following fiscal 2017 guidance is provided on a non-GAAP, 52-week basis versus 52-week basis.

The Company is maintaining its fiscal 2017 outlook as outlined in August.

The Company continues to expect revenues for fiscal 2017 to increase by low-to-mid single digits, including an expected benefit from foreign currency of approximately 100-150 basis points based on current exchange rates.

In addition, the Company is maintaining its operating margin forecast for Coach, Inc. of between 18.5-19.0% for fiscal 2017. This guidance incorporates the negative impact of both Stuart Weitzman and the strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel, including a reduction in promotional events and the closure of about 25% of doors.

Interest expense is still expected to be in the area of $25 million for the year while the full year fiscal 2017 tax rate is projected at about 28%.

Taken together, the Company continues to project double-digit growth in both net income and earnings per diluted share for the year.

Fiscal Year 2017 Outlook - Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Operational Efficiency Plan and acquisition related charges, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its fiscal 2017 guidance.

This fiscal 2017 non-GAAP guidance excludes (1) expected pre-tax charges of around $20 million to $35 million attributable to the Company’s Operational Efficiency Plan (which will primarily include the costs of replacing and updating the Company’s core technology platforms as well as office location and supply chain consolidations) and (2) expected pre-tax Stuart Weitzman acquisition-related charges of around $20 million (which will primarily include the impact of contingent payments and office lease termination charges).

Conference Call Details:

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, November 1, 2016. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report second quarter financial results on Tuesday, January 31, 2017. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2017 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” “assume,” “plan,” “pursue,” “look forward to,” “on track to return,” “to achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended October 1, 2016 and September 26, 2015
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	October 1,	September 26,
	2016	2015

Net sales	$1,037.6	$1,030.3

Cost of sales	322.9	333.8

Gross profit	714.7	696.5

Selling, general and administrative expenses	548.8	555.1

Operating income	165.9	141.4

Interest expense, net	5.7	6.7

Income before provision for income taxes	160.2	134.7

Provision for income taxes	42.8	38.3

Net Income	$117.4	$96.4

Net income per share:

Basic	$0.42	$0.35

Diluted	$0.42	$0.35

Shares used in computing
net income per share:

Basic	279.5	277.1

Diluted	281.9	278.3

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended October 1, 2016 and September 26, 2015
(in millions, except per share data)
(unaudited)

	October 1, 2016
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$714.7	$-	$-	$(0.4)	$715.1

Selling, general and administrative expenses	$548.8	$-	$7.1	$3.4	$538.3

Operating income	$165.9	$-	$(7.1)	$(3.8)	$176.8

Provision for income taxes	$42.8	$-	$(1.5)	$(0.8)	$45.1

Net income	$117.4	$-	$(5.6)	$(3.0)	$126.0

Diluted net income per share	$0.42	$-	$(0.02)	$(0.01)	$0.45

	September 26, 2015
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$696.5	$-	$-	$(0.9)	$697.4

Selling, general and administrative expenses	$555.1	$12.6	$-	$10.1	$532.4

Operating income	$141.4	$(12.6)	$-	$(11.0)	$165.0

Provision for income taxes	$38.3	$(4.1)	$-	$(2.8)	$45.2

Net income	$96.4	$(8.5)	$-	$(8.2)	$113.1

Diluted net income per share	$0.35	$(0.03)	$-	$(0.03)	$0.41

(1) The Transformation Plan was completed in fiscal 2016. Amounts as of September 26, 2015 related to Coach brand organizational efficiency costs and accelerated depreciation as a result of store renovations within North America and select International stores.

(2) Amounts as of October 1, 2016 reflect Coach brand charges primarily related to organizational efficiency costs and to a lesser extent, network optimization costs.

(3) Amounts as of October 1, 2016 and September 26, 2015 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

The following charges were incurred during the quarter ended October 1, 2016:

- Acquisition-related costs of $3.2 million, primarily related to contingent payments and integration-related activities.
• Coach brand: $2.4 million of these SG&A expenses were recorded within the Coach brand.
• Stuart Weitzman brand: $0.8 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $0.4 million to gross profit and $0.2 million to SG&A expenses, recorded within the Stuart Weitzman brand, primarily due to the amortization of the inventory step-up and limited life distributor relationships.

The following charges were incurred during the quarter ended September 26, 2015:

- Acquisition-related costs of $5.9 million, primarily related to contingent earn out payments, integration-related activities and other consulting and legal costs.
• Coach brand: $3.6 million of these SG&A expenses were recorded within the Coach brand.
• Stuart Weitzman brand: $2.3 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $5.1 million, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the inventory step-up and order backlog asset.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Transformation Plan, our Operational Efficiency Plan and Acquisition-Related Costs for Coach, Inc., as well as the Coach brand, which includes the Company’s North America and International segment, as well as Other and Corporate Unallocated results, and the Stuart Weitzman brand, which includes the Company’s Stuart Weitzman segment. The Company’s North America comparable store sales are presented for the 13-weeks ending October 1, 2016 versus the analogous 13-week period ended October 3, 2015 for comparability.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales and direct sales for the Company’s North America segment and net sales for the Company, the Coach brand, the Company’s International segment, Greater China, including Mainland China, Coach Japan and the Company’s remaining directly operated businesses in Asia have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending July 1, 2017 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these measures on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At October 1, 2016, July 2, 2016 and September 26, 2015
(in millions)

	(unaudited)	(audited)	(unaudited)
	October 1,	July 2,	September 26,
	2016	2016	2015
ASSETS

Cash, cash equivalents and short-term investments	$1,533.2	$1,319.4	$1,276.2
Receivables	245.1	245.2	246.9
Inventories	546.8	459.2	574.7
Other current assets	180.1	149.1	253.8

Total current assets	2,505.2	2,172.9	2,351.6

Property and equipment, net	774.6	919.5	727.4
Other noncurrent assets	1,304.8	1,800.3	1,475.4

Total assets	$4,584.6	$4,892.7	$4,554.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$173.5	$186.7	$215.7
Accrued liabilities	523.7	625.0	520.3
Current debt	-	15.0	15.0

Total current liabilities	697.2	826.7	751.0

Long-term debt	591.4	861.2	875.6
Other liabilities	567.5	521.9	454.3

Stockholders' equity	2,728.5	2,682.9	2,473.5

Total liabilities and stockholders' equity	$4,584.6	$4,892.7	$4,554.4

COACH, INC.
Store Count
At July 2, 2016 and October 1, 2016
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 2, 2016	Openings	(Closures)	October 1, 2016

Coach

North America	432	0	(1)	431

Japan	195	0	(4)	191

Greater China (PRC, Hong Kong & Macau)	185	8	(5)	188

Asia - Other	103	1	(1)	103

Europe	39	1	(1)	39

Stuart Weitzman

Global	75	3	(1)	77

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations